LEVALL FINANCE CORP. LLC

December 8, 2006

Mr. Philip S. Pesin
Auriga Laboratories, Inc.
Chairman & CEO
5555 Triangle Parkway, Suite 300
Norcross, Georgia 30092

Dear Mr. Pesin:

        The letter agreement shall amend that certain Senior Secured Promissory Note entered into by and between Auriga Laboratories, Inc. (“Company”) and Levall Finance Corp. LLC dated as of August 29, 2006 (the “Note”), as amended by that certain letter agreement dated as of September 28, 2006. This amendment shall be deemed effective as of December 8, 2006.

        1.     Section 5 of the Note, currently entitled “Royalty Payment,” shall be amended and restated in its entirety as follows:

“Section 5. Royalty Payment.

(i). For the period beginning on September 1, 2006 and ending on December 31, 2006, the Company shall, on or prior to February 15, 2007, make a payment to the Holder in an amount equal to 6.0% of the Levall Sales for the period referenced in this Section 5(i);

(ii). For the period beginning on January 1, 2007 and ending on December 31, 2008, the Company shall, on or prior to the 45th day following the end of each calendar quarter in the period referenced in this Section 5(ii), commencing with the quarter ending March 31, 2007, make a payment to the Holder in an amount equal to 8.0% of the Levall Sales for the preceding quarter; and

(iii). For the period beginning on January 1, 2009, the Company shall, on or prior to the 45th day following the end of each calendar quarter commencing with the quarter ending March 31, 2009, make a payment to the Holder in an amount equal to 6.0% of the Levall Sales for the preceding quarter, in perpetuity.

(iv). Once per annum, the Holder shall have the right, at its sole expense, to inspect the books and records of the Company to verify the amount of Levall Sales, provided however that such inspection shall be limited to a review of the books and records that directly relate to the Levall Sales.”

        2.    Section 3 of the Note, currently entitled “Maturity,” shall be amended and restated in its entirety as follows:

“Section 3. Maturity. Upon the earlier of (i) the closing of a Qualified Financing (as defined below), or (ii) May 15, 2007 (the “Maturity Date”), the entire outstanding principal balance of, and all accrued and unpaid interest on, this Note shall mature and be due and payable to the Holder by the Company.”

        If the Company is in agreement with these modifications, please sign below.

Very truly yours,

LEVALL FINANCE CORP., LLC

By: Sorrento Financial Partners, LLC Its: Manager

/s/ Philip S. Pesin Philip S. Pesin, Managing Member

AGREED AND ACCEPTED:

AURIGA LABORATORIES, INC.

/s/ Philip S. Pesin
Philip S. Pesin, Chief Executive Officer

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